AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of this 19th day of April 2010, by and between CHROMADEX, INC., a California corporation ("Employer"), and THOMAS C. VARVARO ("Employee").

R E C I T A L S

A. Employer and Employee are parties to that certain Employment Agreement dated April 14, 2008, as amended by a First Amendment to Employment Agreement dated August 21, 2008 (as amended, the "Prior Employment Agreement").

B. Employer and Employee desire to amend and restate the Prior Employment Agreement, effective as of April 19th (the "Effective Date"), as set forth in this Agreement.

A G R E E M E N T

In consideration of the foregoing recitals and of the mutual covenants and conditions contained herein, the parties, intending to be legally bound, agree as follows:

1. Term. Employer agrees to continue to employ Employee, and Employee agrees to continue to serve Employer, in accordance with the terms of this Agreement, for a term (the "Initial Term") beginning on the Effective Date and continuing for a period of three years thereafter unless earlier terminated in accordance with the provisions hereof. Unless previously terminated pursuant to Section 7, below, this Agreement shall automatically be renewed on the third anniversary of the Effective Date and each one-year anniversary thereafter (each, a "Renewal Date") for an additional term of one year (each, a "Renewal Term"), with each Renewal Term being subject to the termination provisions hereof

2. Employment of Employee.

(a) Specific Positions. Employer and Employee hereby agree that, subject to the provisions of this Agreement, Employer will continue to employ Employee and Employee will continue to serve Employer as the Chief Financial Officer of Employer. Employee shall report to, and perform such usual and customary duties of such office and as may be delegated to Employee from time to time by, the Chief Executive Officer of Employer (the "CEO"), including, without limitation, those specific duties set forth on Exhibit A attached hereto, subject always to the policies as determined from time to time by Employer., Employee's reporting relationship shall initially be determined by the Chief Executive Officer of Employer. Employer reserves the right to change Employee's position and reporting relationship subject to the needs of its business.

(b) Promotion of Employer's Business. During the term of this Agreement, Employee shall not engage in any business competitive with Employer. Employee agrees to devote his full business time, attention, knowledge, skill and energy to the business, affairs and interests of Employer and matters related thereto, and shall use his best efforts and abilities to promote Employer's interests; provided, however, that Employee is not precluded from devoting reasonable periods of time required: (i) for serving as a director or committee member of any organization that does not compete with Employer or that does not involve a conflict of interest with Employer; or (ii) for managing his personal investments; so long as in either case, such activities do not materially interfere with the regular performance of his duties under this Agreement.

(c) Principal Office. Employee's principal office and normal place of work shall be at Employer's executive offices in Southern California or as otherwise assigned by Employer consistent with the needs of its business. Employee's normal place of work shall be defined as any office where Employee is consistently requested by Employer to commute to more than one day per week. Employer shall not require Employee to spend more than 50% of work days at Employer's executive offices, and shall reimburse Employee for all travel related expenses to and from said offices pursuant to Section 6(b).

3. Salary. Employer shall pay to Employee during the term of this Agreement a base salary ("Base Salary") of $175,000 per year payable in accordance with Employer's normal payroll. In addition, the then applicable Base Salary shall be increased by $50,000 upon such time that Employer shall have publicly traded shares on either the Nasdaq Stock Market, the American Stock Exchange or the New York Stock Exchange. The Base Salary may be reviewed annually thereafter and may be increased (but not decreased) at Employer's sole discretion in accordance with Employer's normal review process.

4. Bonus. In addition to the Base Salary set forth in Section 3, above, Employer shall pay to Employee an annual cash bonus (each, an "Annual Bonus") in an amount equal to up to 30% of the Base Salary in effect as of the last day of the immediately preceding fiscal year based upon the achievement of performance targets with respect to Employer's business to be mutually agreed upon by Employee and the Board (the "Bonus Target"); provided, however, that in the event that Employer's business performance for any fiscal year is greater than 75%, but less than 100% of the applicable Bonus Target, Employee shall be paid the percentage of the maximum Annual Bonus determined by linear interpolation (i.e., 87.5% of the applicable Bonus Target would result in an Annual Bonus under this Section 4 of 15% of such Base Salary); provided further, however, that in the event the parties are unable to agree to a mutually acceptable Bonus Target at any time during the term of this Agreement, Employee shall be paid an Annual Bonus for any such fiscal year of not less than 15% of such Base Salary. Each Annual Bonus payment shall be paid on or before March 15 of the fiscal year following the fiscal year for which the Annual Bonus is payable.

5. Option Grant. At the next meeting of Employer's Compensation Committee after the Effective Date, Employer shall grant to Employee, (a) an option to purchase 200,000 shares of Employer's common stock (the "First Option"), and (b) an additional option to purchase up to 200,000 additional shares of Employer's common stock (the "Second Option"). The First Option and the Second Option are hereinafter collectively referred to as the "Options." To the maximum extent possible, the Options shall be "incentive stock options" as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Options will be governed by a separate Stock Option Agreement and Employer's Second Amended and Restated 2007 Equity Incentive Plan, as it may be amended through the date of grant (as amended, the "Plan"). The exercise price of the Options will be equal to the fair market value of the common stock of Employer on the date of the grant, as determined by Employer's Compensation Committee in a manner consistent with Sections 409A and 422 of the Code. Each of the Options will vest as determined by Employer's Compensation Committee.

6. Benefits.

(a) Welfare and Retirement Benefits. During Employee's employment by Employer under this Agreement, Employee shall be eligible for participation in and shall be covered by any and all such medical, dental, life and other voluntary insurance plans, retirement and profit sharing plans, and such other similar benefits generally available to other employees of Employer in similar employment positions, on the same terms as such employees, subject to meeting applicable eligibility requirements. Employee shall also be covered by long-term disability insurance, to the extent that such insurance is available to Employer on commercially reasonable terms and conditions, such that, upon a termination of Employee by Employer under Section 7(c) as a result of a disability, Employee shall be entitled to receive disability insurance coverage in an amount and for a duration at least equal to that made generally available to officers of Employer under Employer's long-term disability insurance in effect as of the date of this Agreement.

(b) Reimbursements. During Employee's employment with Employer under this Agreement, Employee shall be entitled to receive prompt reimbursement of all reasonable expenses incurred by Employee in performing services hereunder, including all expenses of travel at the request of, or in the service of, Employer provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by Employer.

(c) Automobile. Subject to the approval of the Board, Employer may elect to reimburse Employee for certain costs incurred by Employee in leasing, maintaining, operating and insuring an automobile for use by Employee in the performance of Employee's duties hereunder. The extent by which such costs are reimbursed by Employer to Employee shall be determined in accordance with Employer's automobile reimbursement policy then in effect, which policy shall have been approved by the Board.

(d) Indemnification. Employee and Employer are concurrently entering into Employer's standard form of Indemnification Agreement, providing indemnification to Employee to the maximum extent permitted by law, and in accordance therewith, Employer will agree to advance any expenses for which indemnification is available to the extent allowed by applicable law. Employer shall procure directors and officers insurance with coverage of not less than $5 million, and shall maintain such insurance in full force and effect during the term of this Agreement and for a period of seven years thereafter.

7. Termination.

(a) Termination for Cause. Employer shall have the right, exercisable immediately upon written notice, to terminate Employee's employment for "Cause."

(i) Definition of Cause. As used herein, "Cause" means any of the following: (A) Employee is convicted by a court of competent jurisdiction, pleads "no contest" to a felony or any other conduct of a criminal nature involving moral turpitude (other than minor traffic violations); (B) Employee intentionally engages in fraud, embezzlement or any other illegal conduct substantially detrimental to the business or reputation of Employer, regardless of whether such conduct is designed to defraud Employer or others; or (C) Employee refuses to perform his duties hereunder or otherwise breaches any material covenant, warranty or representation of this Agreement, or Employee's Non-Disclosure and Confidentiality Agreement with Employer, and fails to cure such breach (if such breach is then capable of being cured) within 10 business days following written notice thereof specifying in reasonable detail the nature of such breach, or if such breach is not capable of being cured in such time, a cure shall not have been diligently initiated within such 10 business day period; provided, however, that the termination shall not be effective if (1) such termination is as a result of clause (C) of this subparagraph (i), (2) such notice is the first such notice of termination delivered by Employer to Employee with respect to the particular terms or provisions that Employee is alleged to have failed to observe or perform hereunder, (3) within 30 days following the date of such notice Employee shall use his best efforts to perform such duties and responsibilities, and (4) Employee is given reasonable notice of the board meeting at which the determination of "Cause" is to be taken and has had an opportunity to appear before the Board, together with Employee's counsel, and be heard.

(ii) Effect of Termination. Upon termination in accordance with this Section 7(a), Employee shall be entitled to no further payments from Employer under this Agreement, except for the payments, of cash and in-kind, provided for under Sections 3 and 6 of this Agreement accrued hereunder through, but not including, the effective date of such termination. Employer's exercise of its right to terminate for Cause shall be without prejudice to any other remedy to which it may be entitled at law, in equity or under this Agreement.

(b) Voluntary Termination. Employee may terminate his employment at any time by giving no less than 30 days' written notice to Employer. Employer reserves the right to accept Employee's voluntary termination immediately, without notice and without any further payment obligation except as described below.

(i) No Reason. Upon termination in accordance with this Section 7(b), except as otherwise provided in Section 7(b)(ii), below, Employee shall be entitled to no further payments from Employer under this Agreement, except for(A) the payments, of cash and in-kind, provided for under Sections 3 and 6 of this Agreement accrued hereunder through, but not including, the effective date of such termination, and (B) a pro rated portion of the maximum Annual Bonus payable to Employee for the year of termination (the "Pro Rated Annual Bonus") which shall be deemed to be an amount equal to 40% of the Base Salary then in effect multiplied by a fraction, the numerator of which is the number of full calendar days between the first day of the calendar year in which such termination occurs and the date of such termination and the denominator of which is 365.

(ii) Good Reason. Notwithstanding anything to the contrary in Section 7(b)(i), above, if Employee terminates his employment under this Section 7(b) for Good Reason (as defined below), Employee shall be entitled to receive from Employer all of the compensation and benefits provided for in Section 7(e), below plus the maximum Annual Bonus Employee would have been otherwise entitled to for the year in which such termination occurs, and, for purposes thereof, Employee shall be deemed to have been employed for the entirety of such year (the "Maximum Annual Bonus"). As used herein, "Good Reason" means any of the following: (A) the assignment to Employee of duties materially inconsistent with those of other employees of Employer in similar employment positions, and Employee provides written notice to Employer within 60 days of such assignment that such duties are materially inconsistent with those duties of such similarly-situated employees, and Employer fails to release Employee from his obligation to perform such inconsistent duties and to re-assign Employee to his customary duties within 30 days after Employer's receipt of such notice; (B) the termination of Frank L. Jaksch, Jr. as Chief Executive Officer of Employer either by Employer without Cause or by Frank L. Jaksch, Jr. for Good Reason (as each such capitalized term is specifically defined in that certain Employment Agreement dated of even date herewith by and between Frank L. Jaksch, Jr. and Employer) and Employee provides written notice to Employer of Employee's termination for Good Reason within 60 days of such termination of Frank L. Jaksch, Jr; or (C) a failure by Employer to comply with any other material provision of this Agreement which has not been cured within 60 days after notice of such noncompliance has been given by Employee to Employer, or if such failure is not capable of being cured in such time, a cure shall not have been diligently initiated by Employer within such 60 day period.

(c) Termination Due to Death or Disability. This Agreement shall automatically terminate upon the death of Employee. In addition, if any disability or incapacity of Employee to perform his duties as the result of any injury, sickness or physical, mental or emotional condition continues for a period of 70 consecutive days or a total of 70 days in any 90-day period, Employer may terminate Employee's employment upon written notice to Employee. Upon termination in accordance with this Section 7(c), Employee (or Employee's estate, as the case may be) shall be entitled to those payments, of cash and in-kind, provided for under Sections 3 through 6, inclusive, of this Agreement accrued hereunder through, but not including, the date of death or, in the case of disability, the date of termination. Notwithstanding any policy of Employer to the contrary, any Annual Bonus that would be due to Employee for the fiscal year in which termination pursuant to this Section 7(c) occurs will, at the option of the Board, be paid to Employee (or Employee's estate, as the case may be) in an amount no less than the Pro Rated Annual Bonus, not to exceed the Maximum Annual Bonus. During such time that Employee is unable to perform his duties as a result of any injury, sickness or physical, mental or emotional condition, Employer, at its option, may reduce the Base Salary by the amount, if any, of the disability insurance or similar benefits for which Employee receives as a result of such injury, sickness or physical, mental or emotional condition. Such reductions to the Base Salary, if any, shall be limited to benefits actually received by Employee (including any withholding taxes paid on Employee's behalf) from disability insurance plans paid for by Employer or from state or federal government mandated disability plans. The Base Salary shall not be reduced by any disability insurance benefits received by Employee, if any, from plans purchased by Employee.

(d) Termination Upon Cessation of Business. Employer shall have the right to immediately terminate Employee's employment under this Agreement upon a "Cessation of Business." For purposes of this Agreement, a "Cessation of Business" shall mean Employer's ceasing to operate in the ordinary course of business, whether by dissolution, liquidation, sale of assets, consolidation, merger or otherwise, in connection with, pursuant to or arising out of a good faith determination by Employer that the continuing operation of the business in its ordinary course is reasonably likely to render Employer unable to meet its liabilities as they mature. If Employee is so terminated by Employer pursuant to this Section 7(d) during the Term, Employer shall pay to Employee (i) the Base Salary until the last to occur of (A) the expiration of the remaining portion of the Initial Term or the then applicable Renewal Term, as the case may be, or (B) the expiration of the 12-month period commencing on the date Employee is terminated, and (ii) the Maximum Annual Bonus. Employer shall make payment of such Base Salary and the Maximum Annual Bonus in a single lump sum payment at termination.

(e) Termination Without Cause. Employer shall have the right, exercisable upon written notice, to terminate Employee's employment under this Agreement for any reason other than set forth in Sections 7(a), (c) and (d), above, at any time during the term of this Agreement. If Employee is so terminated by Employer pursuant to this Section 7(e) during the Term, Employer shall pay Employee two weeks of Base Salary for each full year of service to a maximum of eight (8) weeks of the Base Salary. Should Employee, at Employee's sole and exclusive option, provide Employer with Employer's then standard form of separation, waiver and release agreement of all claims against Employer, then (i) Employer agrees to (A) pay to Employee the Base Salary, and (B) provide or reimburse Employee for the same medical, dental, long-term disability and life insurance pursuant to Section 6(a) to which Employee was entitled hereunder as of the date of termination provided, however, that in the case of such medical and dental insurance, that Employee makes a timely election for continuation coverage under COBRA, in each case (i.e., the Base Salary and insurance), until the last to occur (the "Severance Period") of (1) the expiration of the remaining portion of the Initial Term or the then applicable Renewal Term, as the case may be, or (2) the 24-month period commencing on the date Employee is terminated, (ii) pay Employee an amount equal to the product obtained by multiplying (A) the Maximum Annual Bonus for which Employee would have been otherwise entitled to receive by (B) the fraction in which the numerator is the number of calendar months in the Severance Period and the denominator of which is 24, and (iii) the vesting of all outstanding stock awards in favor of Employee shall immediately vest in full. Employer shall make such payments in accordance with its regular payroll schedule. If any such payments are due Employee upon a Cessation of Business, all remaining payments shall become immediately due and payable upon the occurrence of such Cessation of Business.

(f) Exclusive Remedy. The payments contemplated by this Agreement shall constitute Employee's exclusive and sole remedy for any claim that Employee might otherwise have against Employer under this Agreement which, but for Employee's termination of employment hereunder, might otherwise be due and payable by Employer to Employee. Employee covenants not to assert or pursue any such remedies, other than an action to enforce the payments due to Employee under this Agreement. Nothing in this Section 7(f), however, shall be construed to bar, preclude or otherwise limit Employee's right to bring an action against Employer if Employee's termination of employment with Employer was otherwise unlawful or in violation of public policy.

8. Prior Employment Agreement. Employee hereby agrees to the termination, effective as of the Effective Date, of the Prior Employment Agreement. In consideration of his employment by Employer hereunder, except for accrued but unpaid salary and bonus and any previously granted stock options, Employee hereby waives all rights, benefits and privileges under the Prior Employment Agreement, including, without limitation, any right to severance or similar payments.

9. Miscellaneous.

(a) Withholdings. All payments to Employee hereunder shall be made after reduction for all federal, state and local withholding and payroll taxes, all as determined under applicable law and regulations, and Employer shall make all reports and similar filings required by such law and regulations with respect to such payments, withholdings and taxes.

(b) Succession. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns. The obligations and duties of Employee hereunder shall be personal and not assignable.

(c) Notices. Any and all notices, demands, requests or other communications hereunder shall be in writing and shall be deemed duly given when personally delivered to or transmitted by overnight express delivery or by facsimile to and received by the party to whom such notice is intended (provided the original thereof is sent by mail, in the manner set forth below, on the next business day after the facsimile transmission is sent), or in lieu of such personal delivery or overnight express delivery or facsimile transmission, on receipt when deposited in the United States mail, first-class, certified or registered, postage prepaid, return receipt requested, addressed to the applicable party at the address set forth below such party's signature to this Agreement. The parties may change their respective addresses for the purpose of this Section 9(c) by giving notice of such change to the other parties in the manner which is provided in this Section 9(c).

(d) Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and it replaces and supersedes any prior agreements, whether oral or written, between the parties relating to said subject matter, including, without limitation, the Prior Employment Agreement.

(e) Headings. The headings of Sections herein are used for convenience only and shall not affect the meaning or contents hereof.

(f) Waiver; Amendment. No provision hereof may be waived except by a written agreement signed by the waiving party. The waiver of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other term or condition. This Agreement may be amended only by a written agreement signed by the parties hereto.

(g) Severability. If any of the provisions of this Agreement shall be held unenforceable by the final determination of a court of competent jurisdiction and all appeals therefrom shall have failed or the time for such appeals shall have expired, such provision or provisions shall be deemed eliminated from this Agreement but the remaining provisions shall nevertheless be given full effect. In the event this Agreement or any portion hereof is more restrictive than permitted by the law of the jurisdiction in which enforcement is sought, this Agreement or such portion shall be limited in that jurisdiction only to the extent required by the law of that jurisdiction.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

(i) Application of Section 409A. Notwithstanding anything to the contrary in this Agreement, solely to the extent that such delay is required in order to avoid the imposition of an additional tax under Section 409A of the Code, if Employee is a 'specified employee' for purposes of Section 409A(a)(2)(B) of the Code, any payments to be made pursuant to this Agreement that are considered to be non-qualified deferred compensation distributable in connection with the Employee's separation from service with Employer for purposes of Section 409A of the Code, and which otherwise would have been payable at any time during the six-month period immediately following Employee's separation from service with Employer, shall not be paid prior to, and shall instead be payable in a lump sum within ten (10) business days following the end of such six-month period. Each payment of Base Salary, Annual Bonus or other compensation under this Agreement, including, without limitation, each payment to be made following termination of employment, shall be treated as a separate payment for purposes of Section 409A of the Code. If any payment that is to be made as a lump sum upon a Cessation of Business under Section 7(d) or Section 7(e) (or any other section referring to Section 7(e)) is considered to be non-qualified deferred compensation for purposes of Section 409A of the Code, then such payment shall be made as a lump sum payment of all obligations remaining under this Agreement (rather than continuing to be paid in installments on previously scheduled payment dates) only if one or more of the following conditions are satisfied: (A) the Cessation of Business includes the corporate dissolution of the Employer taxable under Section 331 of the Code and the lump sum payment is made and taxable to the Employee within 12 months following the corporate dissolution, or (B) the payment of the lump sum is approved by a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), or (C) the Cessation of Business constitutes a "change in control event" as defined for purposes of Section 409A of the Code, the lump sum payment is made within the 30 days preceding or 12 months following such change in control event, and all deferred compensation agreements, methods, programs, and other arrangements sponsored by the Employer or its successor immediately after the change in control event with respect to each individual that experienced the change in control event are similarly terminated and liquidated, or (D) any other event or condition has occurred or exists that allows for the acceleration of such payment without resulting in the imposition of an additional tax under Section 409A of the Code. The parties agree that in the event the Internal Revenue Service issues additional guidance to the effect that any of the payments provided for in this Agreement would not be in compliance with Section 409A of the Code, the parties will negotiate in good faith to address such guidance so that such payments are compliant with Section 409A of the Code to the extent reasonably practicable.

(j) Parachute Payments. Any other provisions of this Agreement or of any other agreement between Employee and Employer to the contrary notwithstanding, if any payment or benefit Employee would receive from Employer or otherwise in connection with a change of control of Employer ("Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Code and (ii) be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Employer shall pay the Employee an additional payment (a "Gross-Up Payment"). The Gross-Up Payment shall equal an amount such that after payment by the Employee of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes, interest and penalties imposed pursuant to Section 409A of the Code, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 9(j), if it is determined that the Employee would be entitled to a Gross-Up Payment, but that the Parachute Value (as defined below) of all Payments does not exceed 110% of an amount equal to 2.99 times the Employee's "base amount" within the meaning of Section 280G(b)(3) of the Code (the "Safe Harbor Amount"), then no Gross-Up Payment shall be made to the Employee and the amounts payable in cash under Section 7 of this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. For purposes of reducing the Payments to the Safe Harbor Amount, each payment to be made in cash under Section 7 of this Agreement shall be reduced on a pro rata basis, and no other Payments shall be reduced. If the reduction of the amounts payable in cash under Section 7 of this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, then no amounts payable under the Agreement shall be reduced pursuant to this Section 9(j) and the Employee shall be paid the Gross-Up Payment. For purposes of this Section 9(j), "Parachute Value" means the present value of a Payment as of the date of a change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a "parachute payment" under Section 280G(b)(2), as determined by the Accounting Firm (as defined below). All determinations required to be made under this Section 9(j), including whether and when a Gross-Up Payment is required and the amount of any such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized accounting firm selected in the discretion of the Employer immediately prior to the change of control (the "Accounting Firm") which shall provide detailed supporting calculations both to the Employer and the Employee within 15 business days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by the Employer. Except as provided below, any determination by the Accounting Firm shall be binding upon the Employer and the Employee. If, as a result of a claim made by the Internal Revenue Service or any other applicable taxing authority, it is determined that the amount of the Excise Tax payable by the Employee is greater than the amount initially determined by the Accounting Firm, then the Employer (or its successor) shall pay to the Employee an additional Gross-Up Payment (determined as set forth above) with respect to such additional Excise Tax. All fees and expenses of the Accounting Firm and of responding to any claim made by the Internal Revenue Service or any other applicable taxing authority shall be borne solely by the Employer; and, in that regard, (i) the Employer shall pay such fees and expenses not later than the end of the calendar year following the calendar year in which the related work is performed or the expenses are incurred, (ii) the amount of fees and expenses that the Employer is obligated to pay in any given calendar year shall not affect any amounts that the Employer is obligated to pay in any other calendar year, and (iii) the Employee's right to have the Employer pay such fees and expenses may not be liquidated or exchanged for any other benefit. Any Gross-Up Payment, as determined pursuant to this Section 9(j), shall be paid by the Employer to the Employee within fifteen business days of the receipt of the Accounting Firm's determination or the final resolution of any claim made by the Internal Revenue Service or any other applicable taxing authority; provided that, the Gross-Up Payment shall in all events be paid no later than the end of the Employee's taxable year next following the Employee's taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. The Employer may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Employee, all or any portion of any Gross-Up Payment, and the Employee hereby consents to such withholding.

[ signature page follows ]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

"EMPLOYER":

CHROMADEX, INC.,

a California corporation

By: /s/ Frank L. Jaksch

Frank L. Jaksch, Jr.

Chief Executive Officer

Address:

Street Address

City State Zip Code

Facsimile No.

"EMPLOYEE":

/s/ Thomas C. Varvaro

THOMAS C. VARVARO

Address:

______

Street Address

City State Zip Code

Facsimile No.

EXHIBIT A

Responsibilities

Oversee all Employer operations including but not limited to Financial, Human Resources, Information Technologies, Order Fulfillment, Risk Management and day-to-day operations.